Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP ANNOUNCES IMPROVEMENT IN CREDIT QUALITY

Improved milk prices and risk management strategies strengthened the Company’s credit portfolio, resulting in a meaningful reduction in allowances for loan and lease losses

Manitowoc, WI, June 21, 2021 – County Bancorp, Inc. (Nasdaq: ICBK; the “Company”), the parent company for Investors Community Bank, announced today that as of May 31, 2021, the Company's non-performing assets decreased $13.3 million or 29.7% compared to March 31, 2021.  In addition, the Company’s adverse classified assets (a non-GAAP measure; see below for a reconciliation to GAAP metrics) as of May 31, 2021, decreased $29.8 million or 34.9% compared to March 31, 2021.

“A sustained recovery in the dairy market is benefiting our clients' cash flows, and in turn, reducing the credit risk in our loan portfolio," said Tim Schneider, President of County Bancorp. He continued, "Loans rated watch and worse have decreased $70.9 million between March 31, 2021 and May 31, 2021, including a $18.4 million decrease in substandard impaired loans, and we expect these trends to continue. Assuming credit quality trends continue as expected, we expect to see a benefit to our second quarter earnings due to improvements in our allowance for loan and lease losses assumptions because of the decrease in watch and worse rated loans and the release of specific reserves related to the decrease in substandard impaired loans.  We look forward to growing with our commercial, agricultural, and consumer customers.”

The following tables show certain of the Company’s unaudited, internal credit quality metrics as of March 31, 2021 and May 31, 2021:

	May 31, 2021	March 31, 2021
	(dollars in thousands)
Loans by risk category:
Sound/Acceptable/Satisfactory/ Low Satisfactory	$831,164	$757,160
Watch	123,410	165,823
Special Mention	575	605
Substandard Performing	28,865	38,961
Substandard Impaired	30,744	49,115
Total loans	$1,014,758	$1,011,664

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	May 31, 2021	March 31, 2021
	(dollars in thousands)
Non-Performing Assets:
Nonaccrual loans	$30,873	$43,973
Other real estate owned	554	739
Total non-performing assets	$31,427	$44,712

Performing TDRs not on nonaccrual	$7,674	$13,495

Non-performing assets as a % of total loans	3.10%	4.42%
Non-performing assets as a % of total assets	2.08%	3.00%
Allowance for loan losses as a % of total loans	1.52%	1.49%
Net charge-offs (recoveries) quarter-to-date	$(608)	$(32)

	May 31, 2021	March 31, 2021
	(dollars in thousands)
Adverse classified asset ratio (1):
Substandard loans	$59,609	$88,076
Other real estate owned	554	739
Substandard unused commitments	3,612	5,091
Less: Substandard government guarantees	(8,159)	(8,485)
Total adverse classified assets (non-GAAP)	$55,616	$85,421

Total equity (Bank)	$204,321	$202,200
Accumulated other comprehensive gain on available for sale securities	(4,580)	(1,652)
Allowance for loan losses	15,440	15,082
Adjusted total equity (non-GAAP)	$215,181	$215,630
Adverse classified asset ratio	25.85%	39.61%
(1)

Adverse classified asset ratio is a non-GAAP metric.  The adjustments made to non-performing assets allow management to better assess asset quality and monitor the amount of capital coverage necessary for non-performing assets

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan. Visit our Investor Relations site for details: Investors.ICBK.com

Forward-Looking Statements

This press release includes "forward-looking statements”within the meaning of such term in the Private
Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking statements presented in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "will," "expect,"
"intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Factors that may cause actual results to differ materially from those made or suggested by the forward-looking statements contained in this press release include those identified in the Company’s most recent annual report on Form 10-K and subsequent filings with the Securities and
Exchange Commission, including the effects of the COVID-19 pandemic and its potential effects on the economic environment, our customers and our operations, as well as, any changes to federal, state, or local government laws, regulations, or orders in connection with the pandemic. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Investors.ICBK.com

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Investor Relations Contact

Glen L. Stiteley

EVP - CFO, Investors Community Bank

Phone: (920) 686-5658

Email: gstiteley@icbk.com

Investors.ICBK.com